Exhibit 99.1

For Immediate Release

DIGITAL ALLY REPORTS SECOND QUARTER OPERATING RESULTS

OVERLAND PARK, Kansas (August 11, 2011) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the second quarter and first half of 2011.  An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, August 12, 2011 (see details below).

For the three months ended June 30, 2011, the Company’s revenue declined 14% to approximately $4.7 million, compared with revenue of approximately $5.5 million in the second quarter of 2010.  The decrease in revenue was primarily due to (1) a challenging U.S. economy that negatively impacted state, county and municipal law enforcement budgets and (2) the absence of any large international orders. The average order size decreased from approximately $5,500 in the second quarter of 2010 to $3,500 in the most recent quarter.  Domestic sales declined 16% in the second quarter of 2011 to approximately $4.6 million, compared with approximately $5.5 million in the three months ended June 30, 2010.  However, domestic sales improved by approximately 8% when compared with the first quarter of 2011.  International sales totaled $120,254, versus $44,159 in the second quarter of 2010.

Gross profits declined 29% to $1,964,557 (41.4% of revenue) in the most recent quarter, compared with $2,771,684 (50.2% of revenue) in the prior-year quarter.  The decline in gross profit margins reflected the impact of lower sales upon the absorption rate of fixed manufacturing overhead components, along with higher costs associated with DVM systems that are sold with the wireless download module.  The Company also incurred transition costs during the second quarter associated with changes to its supply chain that emphasize outsourcing of component parts production and utilization of lower cost supply chain vendors throughout the world.  While the outsourcing initiatives are expected to increase gross profit margins in the future, margins have been negatively impacted on a short-term basis during the transition period.  The Company’s goal is to eventually raise its gross profit margins to 60% of revenue.  The achievement of this goal will require significantly higher sales levels than were recorded in the first two quarters of 2011.

Selling, General and Administrative (“SG&A”) expenses declined 21% to $3,064,005 (64.6% of revenue) in the three months ended June 30, 2011, versus $3,867,341 (70.0% of revenue) in the second quarter of 2010.  The overall decline in SG&A expenses reflects the success of the Company’s cost containment initiative that was previously announced.  Second quarter SG&A expenses were approximately $1 million less than SG&A expenses in the fourth quarter of 2010, a result that is consistent with the Company’s previously stated goal to reduce annualized SG&A expenses by approximately $4 million.

Research and Development (“R&D”) expenses of $710,735 in the most recent quarter were approximately 9% below prior-year levels ($780,327), primarily due to the success of cost containment efforts and increased scrutiny of engineering resources that have improved the development cycle and costs associated with new products.  Selling, advertising and promotional expenses declined 28% to $538,637, compared with $745,763, due to the 14% sales decline relative to the prior-year period, along with a reduction in trade show participation and other cost containment initiatives. Stock-based compensation expense decreased 51% to $216,060 (vs. $441,192) due to longer amortization periods related to January 2011 stock option grants when compared with previous years. General and administrative expenses were reduced by 16% to $1,598,573 in the quarter ended June 30, 2011, versus $1,900,059 in the three months ended June 30, 2010, primarily due to headcount reductions; cuts in the base salaries of the Company’s officers, effective January 30, 2011; the resolution of certain litigation matters in 2010; and the impact of other cost containment measures.

The Company reported a 2010 second quarter operating loss of ($1,099,448), compared with an operating loss of ($1,095,657) in the three months ended June 30, 2010.

Interest income decreased to $2,756 and the Company incurred $38,211 of interest expense on borrowings in the second quarter of 2011.  Interest income totaled $4,993 and there were no borrowings outstanding in the year-earlier period.

A pretax loss of ($1,134,903) was recorded in the quarter ended June 30, 2011, versus a pretax loss of ($1,090,664) in the quarter ended June 30, 2010.  The Company recorded a net loss of ($1,134,903) in the most recent quarter, compared with a net loss of ($760,664) in the second quarter of 2010.  No income tax provision or benefit was recorded during the second quarter of 2011, whereas the Company recorded an income tax benefit of $330,000 in the second quarter of 2010. The Company did not record an income tax benefit relative to its pretax loss in the first quarter of 2011 because it continues to provide a full valuation allowance on deferred tax assets, including net operating loss carryforwards.

The Company reported a net loss of ($0.07) per share in the three months ended June 30, 2010, compared with a net loss of ($0.05) per share in year-earlier period.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($713,930), or ($0.04) per share, in the quarter ended June 30, 2011, versus an adjusted net loss of ($439,936), or ($0.03) per diluted share, in the quarter ended June 30, 2010.  (Non-GAAP adjusted loss is described in greater detail in a table at the end of this news release).

“Although we did not achieve our revenue goals during the second quarter of 2011, primarily due to the negative impact of lower tax revenues upon spending by state, county and municipal law enforcement agencies, we have made great progress in our cost reduction program and are encouraged by the market’s initial reception to our new products,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “Our operating loss in the most recent quarter was approximately 26% less than in the fourth quarter of 2010, when our cost containment initiative was implemented, despite the fact that second quarter 2011 revenues were 25% lower than in the final three months of 2010.  As we have stated earlier, our goal was to reduce SG&A expenses by approximately $1 million per quarter, or $4 million annually, and I am pleased to report that SG&A expenses of $3.1 million in the most recent quarter were more than $1 million below fourth quarter 2010 levels.”

“We have also made considerable progress improving our balance sheet and stabilizing our financial position during the past few months.  Inventory levels have been reduced by 28%, accounts receivable have declined by 17%, and we have lowered our outstanding accounts payable by 57% since the end of 2010.  Meanwhile, we entered into a new $1.5 million unsecured credit facility with a private third-party lender in June and used the borrowings under it to fully repay our bank line of credit.  The new credit facility does not mature until May 30, 2012 and requires us to pay interest-only on a monthly basis until the maturity date.”

“Although the global economic outlook remains uncertain, we are cautiously optimistic that Digital Ally’s financial performance can improve going forward,” continued Ross.  “Gross profit margins should expand as we continue to reduce inventories of higher-cost products and transition to lower-cost components provided by our new outsourcing partners.  In addition, gross margins should also benefit as we grow the share of our total revenue that is contributed by new products in coming months, and we expect to realize further SG&A expense reductions as a result of our cost-containment initiatives.”

“A number of new product introductions have been enthusiastically received by existing and new customers, and we believe these new products have the potential to generate significant incremental sales despite the tough market conditions currently impacting the law enforcement equipment industry.  With the recent introduction of our DVM-100 at a retail price of $1,895, we can now offer smaller and budget-constrained law enforcement agencies the lowest-priced, fully functional in-car digital video system on the market.  The DVM-100 and other products that should be launched later this year will allow Digital Ally to offer digital in-car video systems that meet the needs of virtually any law enforcement agency – from the most budget-conscious departments to those that require the most sophisticated features available.”

“Digital Ally has moved beyond its traditional law enforcement market with the recent introduction of the DVM-250 Digital Event Recorder, which is designed for taxicabs, ambulances, limousines, school buses, and commercial vehicle fleet operators.  With a retail price of less than $1,000, the DVM-250 has generated greater than expected initial interest from a number of markets and industries previously unserved by our Company.  We consider it significant that most potential customers for the DVM-250 operate in the private business sector, thereby allowing our Company to diversify its customer base beyond the government sector of the economy.  The DVM-250’s features not only improve the safety of vehicle fleets by providing evidence of driver errors and mechanical malfunctions, but fleet operators can often secure lower insurance rates by installing event recorders in their vehicles.  We expect the DVM-250 will have a positive impact on Digital Ally’s future sales and earnings.”

“While our Company’s operating losses during the past few quarters have been a source of great disappointment for management and Digital Ally shareholders, we believe the potential of our new products, additional international orders, further benefits from cost containment initiatives, and more predictable costs associated with outsourced manufacturing, should allow operating results during the second half of 2011 to improve from the Company’s performance during the first two quarters of the year.  We also are prepared to reduce costs further, if necessary, to ‘right size’ our business in a difficult economic environment,” concluded Ross.

For the six months ended June 30, 2011, the Company’s revenue declined 20% to approximately $9.5 million, compared with revenue of approximately $11.8 million in the first half of 2010. Domestic sales declined 24% in the first half of 2011 to approximately $8.9 million, compared with approximately $11.7 million in the six months ended June 30, 2010.  International sales totaled $568,926, versus $116,948 in the first half of 2010.

Gross profits declined 37% to $3,941,330 (41.6% of revenue) in the first six months of 2011, compared with $6,213,510 (52.5% of revenue) in the prior-year period.  Total Selling, General and Administrative (“SG&A”) expenses declined 22% to $6,171,447 (65.1% of revenue) in the six months ended June 30, 2011, versus $7,939,581 (67.1% of revenue) in the 2010 period.  The overall decline in SG&A expenses was partially offset by approximately $450,000 in non-recurring costs during the first quarter of 2011 that were related to the severance of former employees and the realignment of the Company’s independent domestic and international sales organizations.

The Company reported an operating loss of ($2,230,117) in the first half of 2011, compared with an operating loss of ($1,726,071) in the six months ended June 30, 2010.

Interest income decreased to $6,761 and the Company incurred $58,836 of interest expense on borrowings in the first six months of 2011.  Interest income totaled $14,240 and there were no borrowings outstanding in the year-earlier period.

A pretax loss of ($2,282,192) was recorded in the six months ended June 30, 2011, versus a pretax loss of ($1,711,831) in the six months ended June 30, 2010.  The Company recorded a net loss of ($2,282,192) in the first half of 2011, compared with a net loss of ($1,116,831) in the comparable 2010 period.  No income tax provision or benefit was recorded during the first half of 2011, whereas the Company recorded an income tax benefit of $595,000 in the first half of 2010. The Company did not record an income tax benefit relative to its pretax loss in the first half of 2011 because it continues to provide a full valuation allowance on deferred tax assets, including net operating loss carryforwards.

The Company reported a net loss of ($0.14) per share in the six months ended June 30, 2010, compared with a net loss of ($0.07) per share in year-earlier period.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization and stock-based compensation), a non-GAAP financial measure, of ($1,426,166), or ($0.09) per share, in the six months ended June 30, 2011, versus an adjusted net loss of ($311,111), or ($0.02) per diluted share, in the first half of 2010.  (Non-GAAP adjusted loss is described in greater detail in a table at the end of this news release).

On June 3, 2011, the Company announced the funding of a $1.5 million unsecured credit facility with a private third-party lender.  Borrowings under the new credit facility were utilized to repay the Company’s bank line of credit in full.  The new loan is represented by a promissory note, bears interest at the rate of 8% and is payable interest-only on a monthly basis.  The loan is due and payable in full on May 30, 2012 and may be prepaid without penalty at any time.

As of June 30, 2011, the Company’s cash and cash equivalent balances totaled $646,000, and its net working capital approximated $8.9 million, primarily in the form of inventories and accounts receivable. Inventories were reduced by 28% to $7.3 million, while total accounts receivable declined by 17% to approximately $4.3 million, during the first two quarters of 2011.  The Company expects additional inventory to be converted to cash as customer orders are received and shipments occur during the balance of 2011.  This should provide additional cash flow to support operations.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expenses and (3) share-based compensation expense pursuant to Accounting Standards Codification (ASC 718).

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Time  (EDT) tomorrow, August 12, 2011, to discuss its operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EDT on August 12, 2011.  The call will also be broadcast live on the Internet at www.videonewswire.com/event.asp?id=811287  .  A replay of the conference call will be available one hour after the completion of the conference call until 9:00 a.m. on Wednesday, October 12, 2011 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 10002290.

The call will also be archived for review on the Internet through October 12, 2011, at www.videonewswire.com/event.asp?id=81128 and on the Company’s website at www.digitalallyinc.com.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to increase revenues and improve its operating results in the second half of 2011 and beyond, given the current economic environment; whether it will be able to improve its gross profit margins; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components and products on a timely basis, and have them perform as planned; its ability to achieve improved production and other efficiencies to improve its gross and operating margins as targeted; its ability to expand its share of the in-car video market in the domestic and international law enforcement communities; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the FirstVU, Thermal Ally, Laser Ally, DVM-100, and DVM-250 Video Event Recorder; whether the initial interest in its new products will translate into future sales; whether its international marketing initiatives will result in a rebound in its revenues outside of the U.S.;  whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2010 and its Form 10-Q for the three and six months ended June 30, 2011, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:
Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2011 AND DECEMBER 31, 2010
(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$645,772	$623,475
Accounts receivable-trade, less allowance for doubtful accounts of $125,000 - 2011 and $110,000 – 2010	4,048,733	4,779,553
Accounts receivable-other	208,295	345,711
Inventories	7,274,731	10,088,285
Prepaid expenses	360,371	341,584

Total current assets	12,537,902	16,178,608

Furniture, fixtures and equipment	3,999,077	3,352,372
Less accumulated depreciation and amortization	2,749,888	2,307,244

	1,249,189	1,045,128

Intangible assets, net	281,740	293,577
Other assets	113,844	91,133

Total assets	$14,182,675	$17,608,446

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,359,414	$3,157,033
Subordinated note payable, net of discount of $115,876	1,384,124	—
Line of credit	—	1,500,000
Accrued expenses	915,334	728,479
Income taxes payable	15,875	25,625
Customer deposits	1,878	2,642

Total current liabilities	3,676,625	5,413,779

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; shares issued: 16,662,218 – 2011 and 16,652,218 – 2010	16,662	16,652
Additional paid in capital	22,243,132	21,649,567
Treasury stock, at cost (shares: 508,145 – 2011 and 508,145 - 2010)	(2,157,226)	(2,157,226)
Accumulated deficit	(9,596,518)	(7,314,326)

Total stockholders’ equity	10,506,050	12,194,667

Total liabilities and stockholders’ equity	$14,182,675	$17,608,446

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2011 AND 2010
 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Product revenue	$4,626,242	$5,381,789	$9,196,816	$11,531,021
Other revenue	117,011	136,018	276,130	296,673

Total revenue	4,743,253	5,517,807	9,472,946	11,827,694
Cost of revenue	2,778,696	2,746,123	5,531,616	5,614,184

Gross profit	1,964,557	2,771,684	3,941,330	6,213,510
Selling, general and administrative expenses:
Research and development expense	710,735	780,327	1,419,504	1,695,590
Selling, advertising and promotional expense	538,637	745,763	1,009,317	1,438,993
Stock-based compensation expense	216,060	441,192	443,848	982,673
General and administrative expense	1,598,573	1,900,059	3,298,778	3,822,325

Total selling, general and administrative expenses	3,064,005	3,867,341	6,171,447	7,939,581

Operating loss	(1,099,448)	(1,095,657)	(2,230,117)	(1,726,071)

Interest income	2,756	4,993	6,761	14,240
Interest expense	(38,211)	—	(58,836)	—

Loss before income tax benefit	(1,134,903)	(1,090,664)	(2,282,192)	(1,711,831)
Income tax benefit	—	330,000	—	595,000

Net loss	$(1,134,903)	$(760,664)	$(2,282,192)	$(1,116,831)

Net loss per share information:
Basic	$(0.07)	$(0.05)	$(0.14)	$(0.07)
Diluted	$(0.07)	$(0.05)	$(0.14)	$(0.07)

Weighted average shares outstanding:
Basic	16,150,590	16,321,998	16,149,545	16,287,484
Diluted	16,150,590	16,321,998	16,149,545	16,287,484

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS
FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2011 AND 2010
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net loss	$(1,134,903)	$(760,664)	$(2,282,192)	$(1,116,831)
Non-GAAP adjustments:
Income tax benefit	—	(330,000)	—	(595,000)
Stock-based compensation	216,060	441,192	443,848	982,673
Depreciation and amortization	204,913	209,536	412,178	418,047

Total Non-GAAP adjustments	420,973	320,728	856,026	805,720

Non-GAAP adjusted net loss	$(713,930)	$(439,936)	$(1,426,166)	$(311,111)

Non-GAAP adjusted net loss per share information:
Basic	$(0.04)	$(0.03)	$(0.09)	$(0.02)
Diluted	$(0.04)	$(0.03)	$(0.09)	$(0.02)

Weighted average shares outstanding:
Basic	16,150,590	16,321,998	16,149,545	16,287,484
Diluted	16,150,590	16,321,998	16,149,545	16,287,484

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(Unaudited)

	2011	2010
Cash Flows From Operating Activities:
Net loss	$(2,282,192)	$(1,116,831)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	412,178	418,047
Stock based compensation	443,848	982,673
Provision for inventory obsolescence	185,927	(26,046)
Provision for doubtful accounts receivable	15,000	—
Deferred tax (benefit)	—	(660,000)

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	715,820	4,346,423
Accounts receivable - other	137,416	50,104
Inventories	2,193,310	(1,916,655)
Prepaid expenses	71,337	(48,903)
Other assets	(22,711)	13,754
Increase (decrease) in:
Accounts payable	(1,797,619)	529,778
Accrued expenses	186,855	(815,629)
Income taxes payable	(9,750)	14,326
Customer deposits	(764)	(39,924)

Net cash provided by operating activities	248,655	1,731,117

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(129,028)	(141,786)
Additions to intangible assets	(22,330)	(12,524)

Net cash used in investing activities	(151,358)	(154,310)

Cash Flows from Financing Activities:
Proceeds from issuance of subordinated note payable	1,500,000	—
Change in line of credit	(1,500,000)	—
Deferred issuance costs for subordinated note payable	(75,000)	—
Proceeds from exercise of stock options and warrants	—	45,301
Excess in tax benefits related to stock-based compensation	—	35,000

Net cash (used in) provided by financing activities	(75,000)	80,301

Net increase in cash and cash equivalents	22,297	1,657,108
Cash and cash equivalents, beginning of period	623,475	183,150

Cash and cash equivalents, end of period	$645,772	$1,840,258

Supplemental disclosures of cash flow information:
Cash payments for interest	$40,109	$—

Cash payments for income taxes	$—	$15,674

Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$10	$58,750

Common stock surrendered as consideration for exercise of stock options	$—	$513,100

Transfer of demonstration equipment	$510,931	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 FILED WITH THE SEC)